EXHIBIT 10.31

                                AMENDMENT NO. 10
                                       TO
                           LOAN AND SECURITY AGREEMENT

     Amendment No. 10 dated as of October 1, 2002 ("Amendment") to Loan and Security Agreement originally dated as of December 28, 1999 and originally among IEC ELECTRONICS CORP. ("IEC" or "Debtor") and IEC ELECTRONICS-EDINBURG, TEXAS INC. ("IEC-Edinburg") and HSBC BANK USA, as Agent ("Agent") and HSBC BANK USA ("HSBC Bank") and GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital") as lenders (collectively, the "Lenders").

                                   BACKGROUND

     1. Debtor, Agent and Lenders entered into a Loan and Security Agreement dated as of December 28, 1999 ("LSA") and Amendment Nos. 1 through 9 thereto dated as of March 30, 2000, December 1, 2000, April 24, 2001, December 21, 2001, February 15, 2002, February 28, 2002, March 15, 2002, April 8, 2002 and June 20, 2002, respectively, ("Amendments"), and certain modification letters to Amendment 9 dated August 9, 2002, August 23, 2002, September 17, 2002 and September 24, 2002 ("Modifications"), (collectively, the LSA, the Amendments and the Modifications are referred to herein as the "Agreement"). On or about January 27, 2000, IEC-Edinburg merged into IEC leaving IEC as the sole Debtor under the Agreement. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

     2. Debtor has requested that Agent and Lenders consider extending the term of the Agreement through December 31, 2002 and has represented to Agent and the Lenders that Debtor has undertaken efforts to cause certain asset sales to occur in the immediate future, and is pursuing with third-party lenders a refinancing of all of the indebtedness of Debtor to Agent and the Lenders under the Agreement ("Indebtedness").

     3. In response to Debtor's request and subject to all of the terms and conditions set forth herein, the Agent and the Lenders are willing to make certain amendments to the Agreement as set forth below on the conditions set forth below. NOW, THEREFORE, Debtor, the Agent and the Lenders for good and valuable consideration, receipt of which is hereby acknowledged, and in contemplation of the foregoing, hereby agree as follows:

     A. Conditions. The amendments and waivers contained herein shall be granted upon satisfaction of the following terms and conditions:

     1. Debtor shall have executed, and shall have caused IEC Electronics, S. de R.L. de C.V. ("IEC-Mexico") and IEC Electronics Foreign Sales Corporation ("IEC-FSC") to have executed, this Amendment to indicate their consent hereto, and four executed duplicate originals of this Agreement shall have been delivered to Agent.

     2. Debtor's continuing agreement, evidenced by Debtor's signature on this Amendment, that Debtor will: (i) continue to cooperate with Getzler & Company, Inc. ("Getzler") so that Getzler may review Debtor's business and business plans in order to report thereon to Agent's counsel and the Lenders; (ii) permit Getzler to access Debtor's places of business and its books and records in order to complete such review and report; (iii) reimburse the Agent or its counsel, upon demand, for the cost and expenses of Getzler; and (iv) promptly advise in writing, any professionals engaged by Debtor or its Affiliates to advise Debtor or its Affiliates with respect to their business or financial prospects, including, without limitation, Lincoln Partners LLC (individually, an "Investment Banker" and collectively, the "Investment Bankers"), that Debtor (a) consents to Agent and the Lenders communicating with such Investment Bankers on a weekly basis for the purpose of being advised by, and discussing with, such Investment Bankers, the Investment Bankers' timeline, process, recommendations and proposals for any asset or stock sales, or the refinancing of Debtor's indebtedness, or for the recapitalization of Debtor or any Affiliate, or any other plans for increasing Debtor's equity, reducing the indebtedness of Debtor and its Affiliates, or otherwise improving the financial condition or business of Debtor and its Affiliates, and (b) agrees that such Investment Bankers provide such information to the Agent and the Lenders, and also provide to Agent and the Lenders a copy of any contact, or other reports prepared by such Investment Bankers for Debtor when such reports are delivered to Debtor, and deliver to Agent and the Lenders duplicate copies of any proposal letters, term sheets or written communications received from any prospective purchaser of any of IEC's assets when any such documents are delivered to Debtor by or on behalf of such Investment Bankers.

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     3. Debtor's agreement evidenced by Debtor's signature on this Amendment, to pay to Agent, for the account of the Lenders, an additional $150,000 extension fee ("Extension Fee"), with such fee being earned upon execution of this Agreement by all parties, and payable in the amounts and on the due dates listed below:

          The Extension Fee consists of two components, namely, a fee amounting to $100,000 in the aggregate ("Base Fee") and an additional fee amounting to $50,000 in the aggregate ("Additional Fee"). The Base Fee shall be due and payable as follows:

                $15,000 payable on the date of execution of this Amendment;
              $15,000 payable on November 15, 2002; $30,000 payable on December 16, 2002; and $40,000 payable on December 31, 2002.

              The Additional Fee shall be due and payable as follows:

                $25,000 payable on October 31, 2002 and $25,000 payable on
              November 27, 2002; provided, however, if Debtor delivers to the Agent and the Lenders by either October 31, 2002 or November 27, 2002 either (i) the Purchase Offer required by Section 10.19 of the Agreement as modified by this Amendment, or (ii) a commitment or term sheet accepted by Debtor and satisfactory to Debtor's Board of Directors and the Lenders which provides for adequate financing from a third-party lender to repay the Indebtedness in full ("Financing Commitment), then the Agent and the Lenders shall waive payment of any portion of the Additional Fee which is scheduled to be payable on or after the date of receipt of such Purchase Offer or Financing Commitment.

     In the event the Indebtedness is fully and irrevocably paid in full ("Full Payment") as of a particular date prior to the end of the Initial Term ("Full Payment Date"), then payment of any of the above amounts which were scheduled to be payable after the Full Payment Date shall be waived by the Agent and the Lenders.

     B. Amendments. Debtor, the Agent and the Lenders agree that upon Debtor's satisfaction of, or agreement to, as appropriate, the conditions set forth in Section A above, the Agreement and the Schedule are amended in the following respects:

        1. Item 1 of the Schedule to the Agreement is hereby deleted in its entirety as of the date hereof and replaced by the following:

                "1. Borrowing Capacity ((1.1(e))

                    Borrowing Capacity at any time shall be the net amount
                determined by taking the lesser of the following amounts:

                (A) The applicable Maximum Limit of $1,750,000;

                                   or

                (B) The amount equal to the sum of the IEC Borrowing Capacity (as defined below)

                and subtracting from the lesser of (A) and (B) above, the sum of
                (a) banker's acceptances, plus (b) letters of guaranty, plus (c) Letters of Credit.

                        'IEC Borrowing Capacity' at any time shall be the amount
                equal to the sum of up to 85% of the IEC Receivables Borrowing Base.

                        The Lenders, in their sole discretion, may from time to
                time permit Debtor to borrow in excess of the IEC Borrowing Capacity (each, an "Overadvance" and collectively, the "Overadvances") provided, however, in no event may the aggregate amount of all Advances and all such Overadvances outstanding at any one time exceed the Maximum Limit, and in no event may the aggregate outstanding amount of such Overadvances at any one time exceed $300,000 from October 1, 2002 to October 13, 2002; or exceed $400,000 from October 14, 2002 to October 20, 2002; or exceed $300,000 from October 21, 2002 to October 27, 2002; and from and after October 28, 2002 no Overadvances shall be permitted; and provided further that in no event may the aggregate amount of the Overadvances outstanding at any one time ever exceed the amount of the Term Loan Reserve then in effect.

                        Nothing herein shall detract from the discretionary
                nature of any Advances or Overadvances requested, or made, under this Agreement."

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     2. Item 18(g) of the  Schedule to the  Agreement  is hereby  deleted in its entirety and replaced with the following new text:

        "(g) Pricing Grid - Advances and Term Loan. The applicable rates of interest to be charged during each time period listed below for each Prime Rate Loan and Libor Loan made or outstanding hereunder as an Advance or under the Term Notes are listed below:

                                  PRICING GRIDS

     A. ADVANCES

        Period                  Prime Rate Option       Libor Rate Option
        ------                  -----------------       -----------------
        10/1/02 - 12/31/02      Prime Rate plus 3.5%            None


     B. TERM LOAN

        Period                  Prime Rate Option       Libor Rate Option
        ------                  -----------------       -----------------
        10/1/02 - 12/31/02      Prime Rate plus 4.0%            None."

     3. Item 32 of the Schedule to the Agreement is hereby deleted in its entirety and replaced with the following new text:

         "Initial Term:  To expire on December 31, 200
         Renewal Term:  NONE"

     4. The existing Section 10.19 of the Agreement is hereby deleted and replaced with the following new text:

       "10.19. SALE OF DEBTOR'S BUSINESS OR STOCK. Unless the Indebtedness is sooner repaid in its entirety through a refinancing with one or more third-party lenders or otherwise, Debtor will obtain and deliver to Agent and the Lenders by October 31, 2002 a satisfactory letter of intent or term sheet from a satisfactory purchaser to purchase substantially all of the assets or business or stock of Debtor on terms satisfactory to Debtor's Board of Directors and the Agent and the Lenders ("Purchase Offer"), and Debtor will immediately upon closing of the sale pursuant to the Purchase Offer pay to Agent, for the benefit of the Agent and the Lenders, a sufficient amount of the net proceeds from such sale to repay in full all of the Indebtedness."

     5. The existing Section 10.21 of the Agreement is hereby deleted and replaced with the following new text:

     "10.21. SALE OF TEXAS PROPERTY. Debtor shall not fail to diligently pursue the sale of Debtor's property in Edinburgh, Texas and obtain and deliver to Agent by October 25, 2002 a copy of either (i) an executed bona fide purchase offer from a qualified purchaser, such offer and purchaser to be acceptable to Debtor, Agent and the Lenders, or (ii) an executed written auction agreement with a qualified auctioneer to conduct a commercially reasonable auction of such property by December 31, 2002, such auction agreement and auctioneer to be acceptable to the Debtor, Agent and the Lenders."

        D. Reaffirmations and Release.

     1. The Agreement, except as specifically modified hereby, shall remain in full force and effect and Debtor hereby reaffirms the Agreement, as modified by this Amendment, and all collateral and other documents executed and delivered to Agent and the Lenders in connection with the Agreement.

     2. Debtor reaffirms that Debtor intends to refinance the Advances and the Term Loans under the Agreement with one or more different lenders on or before the expiration of the Initial Term as amended herein, and agrees that, upon such payment of the Advances under the Agreement, the Term Notes of the Debtor dated December 28, 1999 in favor of the Lenders become due and payable by the terms thereof since such financing would not come from internally generated funds in the ordinary course of business.

     3. IEC-Mexico and IEC-FSC, by their execution hereof, consent hereto and hereby reaffirm the execution and delivery of their respective Guaranties dated December 28, 1999 and each agrees that its respective guaranty shall continue in full force and effect and shall be applicable to all indebtedness, obligations and liabilities of Debtor to Agent and the Lenders, including without limitation, all indebtedness evidenced by or arising under the Agreement, as modified by this Amendment.


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     4. By their execution hereof, each of Debtor, IEC-Mexico and IEC-FSC, (each individually a "Releasor", and collectively, the "Releasors"), for good and valuable consideration, and by these presents does for itself, and its representatives, successors and assigns, remise, release and forever discharge the Agent and the Lenders in any and every capacity, their predecessors, successors, assigns, directors, officers, shareholders, employees, attorneys, advisors and agents (collectively, the "Releasees") of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, which against such Releasees or any one or more of them, any Releasor
ever  had,   now  has  or  which  any   Releasor   or  any  of  any   Releasor's
representatives, successors or assigns hereafter can, shall or may claim to have for or by reason of any cause, matter or thing whatsoever, arising from the beginning of time to and through and including the date hereof.

     E. Other Provisions.

     1. Debtor agrees to pay on demand by Agent all expenses of Agent and Lenders including without limitation, fees and disbursements of counsel for Agent and the Lenders, in connection with the transactions contemplated by this Amendment, the negotiations for and preparation of this Amendment and any other documents related hereto, and the enforcement of the rights of Agent and the Lenders under the Agreement as amended by this Amendment.

     2. This Amendment shall be governed by and construed under the internal laws of the State of New York, as the same may from time to time be in effect, without regard to principles of conflicts of law.

     Agreed to as of the date first set forth above.


IEC ELECTRONICS CORP.                   HSBC BANK USA, as Agent
as Debtor

By: /s/ W. Barry Gilbert                By: /s/ Gary T. Fowler
------------------------                ----------------------
        W. Barry Gilbert                        Gary T. Fowler
        Chief Executive Officer                 Senior Vice President

GENERAL ELECTRIC CAPITAL                HSBC BANK USA, as a Lender
CORPORATION, as a Lender

By: /s/ Donald J. Cavanagh              By: /s/ Gary T. Fowler
--------------------------              ----------------------
        Donald J. Cavanagh                      Gary T. Fowler
        Duly Authorized Signatory               Senior Vice President

CONSENTED TO AND AGREED AS OF THIS 1st DAY OF OCTOBER, 2002.

IEC ELECTRONICOS, S. de R.L. de C.V.    IEC ELECTRONICS FOREIGN SALES
as Guarantor                            CORPORATION, as Guarantor

By: /s/ W. Barry Gilbert                By: /s/ W. Barry Gilbert
------------------------                ------------------------
        W. Barry Gilbert                        W. Barry Gilbert
        Chief Executive Officer                 Chief Executive Officer


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